Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the foregoing Form 1-A Regulation A, Amendment No. 3 to the Post Qualification Offering Statement [File No. 024-10767] dated June 17, 2019 of BRIX REIT, Inc. (the “Company”), formerly known as Brix Student Housing REIT, Inc. and RW Holdings Student Housing REIT, Inc., of our report which is dated April 17, 2019, except as to Note 8, as to which the date is June 17, 2019, relating to our audits of the Company’s balance sheets as of December 31, 2018 and 2017 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from October 30, 2017 (Inception) through December 31, 2017 to be filed with the Securities and Exchange Commission.

/s/ SQUAR MILNER LLP

Irvine, California

June 17, 2019